EXHIBIT 99.1

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media Contact:
Claudia Rapkoch
(866) 622-8081

claudia.rapkoch@northwestern.com

UPDATED CORRECTED – NORTHWESTERN ENERGY ANNOUNCES

CLASS ACTION AND DERIVATIVE TENTATIVE SETTLEMENT

Attention Editors: Please disregard the previously issued news release. This version contains updated and corrected information. The previous version was sent in error.

Sioux Falls, S.D. – June 5, 2006 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ:NWEC) today announced that it has reached a memorandum of understanding to settle the City of Livonia Employees’ Retirement System putative shareholder class action and derivative lawsuit filed in November 2005.

After limited confirmatory discovery, the parties will present a settlement agreement to the federal court for preliminary approval. Once received, notice will be sent to all class members informing them of the terms of the settlement, their right to object and notice of the final hearing to approve the settlement. The plaintiffs’ lawyers will also have the right to seek an award of attorneys’ fees from the federal court at which NorthWestern would object to any such award. Once approved, the lawsuit filed by the City of Livonia Employees’ Retirement System would be dismissed.

NorthWestern and its Board of Directors, who were named as defendants, as part of the settlement continue to deny the Plaintiff’s allegations related to the company’s response to various unsolicited acquisition offers in 2005.

– More –

NorthWestern Energy Announces Class Action and

Derivative Tentative Settlement

June 5, 2006

The preliminary agreement notes that NorthWestern will redeem the existing Stockholder Rights Plan either following stockholder approval of the Agreement and Plan of Merger with BBI or upon termination of the Merger Agreement with BBI – whichever occurs first. The Board may adopt a new stockholder rights plan if the company’s stockholders approve adoption of such a plan in advance or, in the event that circumstances require timely implementation of such a plan, the Board seeks and receives approval from stockholders within 12 months after adoption.

The settlement does not confer a financial award to either party and NorthWestern will contest any request for reimbursement of legal fees or other expenses related to this case.

Harbinger Master Capital Fund had previously dismissed its intervention in the City of Livonia lawsuit and its lawsuit filed in Delaware.

The Board recently announced a proposal to sell the company to Babcock and Brown Infrastructure (ASX:BBI).

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 628,500 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•	our ability to maintain normal terms with vendors and service providers;

•	our ability to fund and execute our business plan;

•

our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana

NorthWestern Energy Announces Class Action and

Derivative Tentative Settlement

June 5, 2006

Power Company, and the formal investigation being conducted by the Securities and Exchange Commission;

•	unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•

unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•	adverse changes in general economic and competitive conditions in our service territories; and

•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition.

In addition, we may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

Important Legal Information

In connection with the proposed transaction, NorthWestern Corporation will file a proxy statement with the Securities and Exchange Commission. Before making any voting or investment decision, investors and security holders of NorthWestern Corporation are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the Securities and Exchange Commission, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NorthWestern Corporation in connection with the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by NorthWestern Corporation at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NorthWestern Corporation by directing such request to NorthWestern Corporation, 125 South Dakota Avenue. Sioux Falls, SD 57104, Attention: Dan Rausch, Director of Investor Relations, telephone: (605) 978-2902.

NorthWestern Corporation, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NorthWestern Corporation stockholders in connection with the proposed transaction. Information about the interests of NorthWestern Corporation’s participants in the solicitation is set forth in NorthWestern Corporation’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.